Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Alaska Air Group, Inc.,

Alpine Acquisition Corp.

and

Virgin America Inc.

Dated as of April 1, 2016

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Certificate of Merger

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 1, 2016 (this “Agreement”), is entered into by and among Alaska Air Group, Inc., a Delaware corporation (“Parent”), Alpine Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Virgin America Inc., a Delaware corporation (the “Company”). All capitalized and other defined terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of voting common stock, par value $0.01 per share (the “Voting Common Stock”), and non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Company Common Stock”), of the Company (which shares of Company Common Stock are hereinafter referred to as the “Shares”) (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive $57.00 (the “Merger Consideration”), payable net to the holder in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions of this Agreement, recommended that the holders of the Company’s Voting Common Stock vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Sub and their respective stockholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are executing a support agreement with Parent, dated as of the date hereof (the “Support Agreement”), pursuant to which each such Person has agreed, among other things and subject to the terms thereof, to vote the Shares beneficially held by such Person in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter amended as provided therein or by applicable Law. In addition, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall thereafter be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, will be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 7:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted hereunder) of those conditions at the Closing), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, unless another time, date or place is agreed to by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub and the Company will cause the certificate of merger in the form attached hereto as Exhibit B (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Subject to any applicable withholding Tax in accordance with Section 2.2(f) and Section 2.1(d), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, payable net to the holder in cash, without interest, upon surrender of the Certificate formerly representing such Shares in accordance with Section 2.2. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and subject to any applicable withholding Tax in accordance with Section 2.2(f).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

(d) Changes in Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company,

or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or immediately after the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments and RSU Payments (except to the extent that any such Option Payments or RSU Payments are to be made through the payroll of the Surviving Corporation) (collectively, the “Payment Fund”). Such funds will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time (and in any event, within five (5) Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as the Paying Agent may reasonably require, the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered will forthwith be cancelled. All cash paid upon the surrender for exchange of Certificates and Book-Entry Shares will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any other transfer or similar Taxes incurred in connection with the Transactions contemplated by this Agreement will be paid by Parent. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such

Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates or Book-Entry Shares, Company Options or Company RSUs, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, Company Options or Company RSUs and compliance with the procedures in Section 2.2(b), without interest. If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares, Company Options or Company RSUs will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in form and substance reasonably acceptable to Parent, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and from any Option Payments or RSU Payments such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person in respect of which such deduction and withholding was made.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected as described in this Section 2.3 shall be returned to Parent, upon demand; provided, that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Paying Agent any cash to pay any Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date. Parent shall pay additional cash to the Paying Agent to the extent required to pay the Merger Consideration in respect of the foregoing Shares if and when such Shares cease to be Dissenting Shares.

2.4 Treatment of Company Options, Company RSUs and Company RSAs; Stock Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that: (i) immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any employee, consultant or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including the Company’s Amended and Restated 2005 Stock Incentive Plan and the Company’s 2014 Equity Incentive Award Plan, (the “Company Stock Option Plans”), whether or not then exercisable or vested, will vest (in the case of a Company Option that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”); (ii) from and after the Effective Time, any such cancelled Company Option will no longer be exercisable by the former holder thereof, but will only entitle such holder to the payment of the Option Payment; and (iii) if the exercise price per Share of any such Company Option is equal to or greater than the Merger Consideration or, in the case of a Company Option that is subject to a performance-based vesting condition, to the extent the applicable performance-based vesting condition has not been satisfied as of immediately prior to the Effective Time and such portion of the Company Option is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the transactions contemplated by this Agreement, such Company Option shall be cancelled immediately prior to the Effective Time without any payment being made in respect thereof.

(b) Treatment of Company RSUs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that: (i) immediately prior to the Effective Time, each outstanding award of restricted stock units granted pursuant to any Company Stock Option Plan (the “Company RSUs”), will vest (in the case of a Company RSU that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”); (ii) from and after the Effective Time, any such cancelled Company RSUs will only entitle the former holder thereof to the payment of the RSU Payment; and (iii) in the case of any Company RSU that is subject to a performance-based vesting condition, to the extent the applicable performance-based vesting condition has not been satisfied as of immediately prior to the Effective Time and such portion of the Company RSU is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the transactions contemplated by this Agreement, such Company RSU shall be cancelled immediately prior to the Effective Time without any payment being made in respect thereof. To the extent any such cancelled Company RSU is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that the RSU Payments cannot be paid to the holder within such period without the holder’s incurrence of a penalty Tax and interest penalties under Section 409A of the Code, then any RSU Payments otherwise payable to the holder of such cancelled Company RSU will be distributed in accordance with Section 409A of the Code and the applicable Treasury Regulations thereunder.

(c) Treatment of Company RSAs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding award of Company Common Stock granted pursuant to any Company Stock Option Plan that is subject to restrictions based on performance or continuing service (the “Company RSAs”), will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration in accordance with Section 2.1(a).

(d) Payments through Payroll. Any Option Payment or RSU Payment to which an employee or former employee of the Company becomes entitled pursuant Section 2.4(a) or Section 2.4(b), as well as payments made to holders of Company RSAs that accelerate pursuant to Section 2.4(c) (to the extent any withholding is required in accordance with Section 2.2(f)), shall be made through the Surviving Corporation’s payroll no more than two (2) Business Days following the Effective Time.

(e) Termination of Company Stock Option Plans. At the Effective Time, all Company Stock Option Plans will be terminated, and no further Company Options, Company RSUs or other rights with respect to Shares will be granted thereunder.

(f) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date hereof under the Company ESPP to be the final offering period under the Company ESPP, such that no new offering period will commence under the Company ESPP after the date hereof and the current offering period underway shall be terminated no later than the Business Day immediately preceding the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; (iv) ensure no new participants enroll in the Company ESPP after the date hereof and that no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on the date hereof; and (v) terminate the Company ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1, subject to withholding of applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.4(f)), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

(g) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Options, Company RSUs, Company RSAs or other rights with respect to Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward-looking in nature); provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.22, Section 3.23, Section 3.24 and Section 3.31, or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty in this Article 3 shall also be deemed to be disclosed with respect to each other representation and warranty in this Article 3 to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; No Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has Made Available to Parent and Merger Sub accurate and complete copies of the currently effective Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) and Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”). The Company is not in violation of the Company Charter or Company Bylaws.

(d) The Company does not have any Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 650,000,000 shares of Voting Common Stock, of which, as of the close of business on April 1, 2016, there were 37,718,055 shares issued and outstanding, (ii) 100,000,000 shares of Non-Voting Common Stock, of which, as of the close of business on April 1, 2016, there were 6,852,738 shares issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on April 1, 2016, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 517,545 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options (assuming maximum level achievement with respect to any performance conditions), (ii) 663,938 shares of Company Common Stock reserved for issuance pursuant to Company RSUs (assuming maximum level achievement with respect to any performance conditions), (iii) 313,824 shares of Company Common Stock constituting Company RSAs (assuming maximum level achievement with respect to any performance conditions) and (iv) 642,353 shares of Company Common Stock reserved for issuance pursuant to the Company ESPP. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Options (or a unique number or pseudonym identifier), whether or not granted under the Company Stock Option Plans, including the number of shares of Company Common Stock subject to each Company Option, the date of grant and the exercise price per share. Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company RSUs (or a unique number or pseudonym identifier), including the number of shares of Company Common Stock subject to each Company RSU and the date of grant. Section 3.2(b)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding and unvested Company RSAs (or a unique number or pseudonym identifier), including the number of Company RSAs and the date of grant.

(c) Except as described in Section 3.2(b), there are no (i) options, warrants, calls, conversion rights, restricted shares, restricted stock units, contingent value rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the

Company or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company to issue, acquire or sell any Shares or other Equity Interests of the Company or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (ii) voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company or other Equity Interests in the Company.

(d) There are no outstanding contractual obligations or commitments of the Company of any character (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness or debt securities of the Company having the right to vote on any matters on which stockholders of the Company may vote.

(f) The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) At a meeting duly called and held prior to the execution and delivery of this Agreement, at which all of the directors of the Company Board were present, the Company Board duly adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Support Agreement, the Merger and the other transactions contemplated hereby and thereby, in accordance with the requirements of the DGCL, (iii) took all actions necessary so that the restrictions on business combinations and the stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations that may purport to be applicable will not apply with respect to or as a result of this Agreement, the Support Agreement, the Merger or the other transactions contemplated hereby or thereby and (iv) subject to the terms and conditions of this Agreement, recommended that the holders of the Company’s Voting Common Stock vote their Shares in favor of adopting this Agreement, and, as of the date hereof, none of the aforesaid actions by the Company Board have been amended, rescinded or modified.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or imposition of a Lien upon any of the rights, properties or assets of the Company pursuant to, any Company Material Contract, except, with respect to clauses (b) or (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (e) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (f) compliance with the applicable requirements of the Securities Act, (g) compliance with any applicable foreign or state securities or Blue Sky Laws, (h) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (i) such filings as may be required under the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and (j) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company holds all material authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, exemptions, registrations, licenses and clearances of any Governmental Entity (the “Company Permits”) necessary for the operation of the Business as currently conducted. The Company is operating in material compliance with the terms of such Company Permits. No suspension, modification, revocation or cancellation of any of such Company Permits is pending.

(b) Except as would not reasonably be expected to be material to the Company, since November 14, 2014, (i) the Company has not been and is not currently in conflict with, default under or violation of, and, to the knowledge of the Company, has not been and is not currently being investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or by which any property or asset of the Company is or was bound, operating certificates, certificates of public convenience and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA or any other Governmental Entity, (ii) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is or has been pending or threatened and (iii) the Company has timely filed all material submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all material fees and assessments due and payable in connection therewith. The Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c) Since November 14, 2014, the Company has not violated and, to the knowledge of the Company, none of its directors, officers or employees has violated any Anticorruption Laws. The Company has instituted and maintains policies, procedures and internal controls reasonably designed to ensure compliance with all applicable Anticorruption Laws. To the knowledge of the Company, (i) there is no pending investigation of or outstanding request for information from the Company by any Governmental Entity regarding Anticorruption Laws and (ii) there is not pending any other allegation, investigation or inquiry regarding the Company’s actual or possible violation of Anticorruption Laws. None of the current officers, directors or, to the knowledge of the Company, employees of the Company is a Government Official.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2015, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”), (A) have been prepared in accordance with (i) the books and records of the Company and (ii) GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments the effect of which would not be material, individually or in the aggregate), (B) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments the effect of which would not be material, individually or in the aggregate), and (C) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

(b) The Company is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Documents.

(c) Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2015, none of the Company nor, to the knowledge of the Company, any director or officer of the Company, has formally received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d) The Company has Made Available copies of all comment letters received by the Company from the SEC since January 1, 2015 to the date hereof relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date hereof, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

3.8 Internal Controls. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) access to assets is permitted only in accordance with management’s general or specific authorization and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal controls over financial reporting have been designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9 State Takeover Laws. The Company has taken all action necessary to exempt the Merger, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL and, accordingly, neither such Section nor any other “fair price,” “moratorium,” “control share acquisition” “business combination” or other anti-takeover Law or regulation will apply with respect to or as a result of the execution of this Agreement or the Support Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby.

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements or (c) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required to be reflected on a consolidated balance sheet of the Company (or in the notes thereto) prepared in accordance with GAAP, other than those which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

3.11 Absence of Certain Changes or Events.

(a) Since January 1, 2016 until the date of this Agreement, the Company has conducted its businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since January 1, 2016, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2016 until the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of any of the covenants set forth in Sections 5.1(a), (c), (d), (i), (j), (n) or (v).

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided to Merger Sub complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, administrative service, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to retired, former or current employees, officers, consultants, independent contractors or directors of the Company (the “Service Providers”), (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan, in each case, made within one year prior to the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable laws.

(c) The Company does not maintain any Foreign Benefit Plans.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to adversely affect such qualification or exemption. None of the Company, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on the Company.

(e) No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(f) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g) The Company does not have any liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for Service Providers (or the spouses, dependent or beneficiaries of any Service Providers), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar law.

(h) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits or (iv) otherwise give rise to any material liability under any Company Benefit Plan.

(i) No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder and the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the guidelines issued thereunder in all material regards. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan) that would result in material liability to the Company. There are no inquiries, audits or other Proceedings pending or, to the knowledge of the Company, threatened by the IRS or other Governmental Entity with respect to any Company Benefit Plan that would result in material liability to the Company.

3.13 Labor and Other Employment Matters.

(a) The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b) There are no collective bargaining agreements or other labor union Contracts (the “CBAs”) applicable to any Company Employee in effect as of the date of this Agreement with respect to their employment with the Company.

(c) There are currently no labor strikes, slowdowns, work stoppages, picketings or negotiated industrial actions pending or, to the knowledge of the Company, threatened, against the Company.

(d) To the knowledge of the Company, no labor union, labor organization or works council is engaged in an organizing campaign with respect to the Company’s employees or has made a pending demand for recognition or certification to the Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, there is no unfair labor practice Proceeding pending against the Company before any Governmental Entity and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

(f) Within the past year, the Company has not implemented any plant closing or layoff of employees, including without limitation those that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company is a party to or bound by which falls within any of the following categories:

i. any Contract that limits or restricts in any material respect the Company from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract (x) that may be cancelled without penalty by the Company upon notice of 90 days or less or (y) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

ii. any joint venture, partnership, business alliance, interline, code sharing, capacity purchase or pro-rate agreement, regional carrier, frequent flyer Contracts or similar arrangement which involves payments by or revenue to the Company in excess of $5,000,000 per year;

iii. any maintenance Contracts for repair and overhaul that would be expected to result in the Company incurring costs in excess of $7,500,000 per year;

iv. any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness, in each case in excess of $1,000,000 individually;

v. any material credit card related Contracts, including (A) all material credit card processing or card services Contracts, merchant services Contracts and on-line payment services Contracts, (B) all material Contracts with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (C) all material Contracts governing participation in credit card related awards programs;

vi. all Contracts regarding the purchase or lease of any Company Slot;

vii. any material lease, sublease or other Contract with respect to the Leased Real Property;

viii. any Contract not disclosed pursuant to the other subsections of this Section 3.14(a) that by its terms (A) is reasonably expected to result in minimum payments to or from the Company under such Contract of more than $5,000,000 in the 12-month period following the date of this Agreement or (B) has five years or more remaining in its term, provides for payments to or from the Company under such Contract following the date of this Agreement in excess of $5,000,000 annually or $10,000,000 in the aggregate and cannot be cancelled without penalty by the Company upon notice of 90 days or less;

ix. any Contract relating to an acquisition, divestiture, merger or similar transaction of any business or a material amount of stock or substantially all of the assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any material contingent payment or indemnification obligations;

x. any Contract pursuant to which the Company has licensed or otherwise granted rights in or to any of the Material Intellectual Property to any Person (including via a covenant not to sue) or any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any third-party Intellectual Property Rights that are material to the Business as currently conducted (including a covenant not to sue agreement, but excluding any Contract that is a non-exclusive license of standard, unmodified, off-the-shelf Software in object code form solely for internal use and that is commercially available on standard terms from third-party vendors), other than any non-exclusive license in the ordinary course of business or that is customary in the airline industry;

xi. any Contract to which a Governmental Entity (other than any Company Airport) is a party involving payments to or from the Company in excess of $1,000,000;

xii. any Contract involving any resolution or settlement of any actual or threatened Proceeding which could involve payments after the date hereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or that provides for any material injunctive or other non-monetary relief;

xiii. any Company Aircraft Finance Contract or Company Aircraft Purchase Contract; and

xiv. any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract, including all amendments thereto, have been Made Available by the Company to Parent, or publicly filed with the SEC, in each case prior to the date of this Agreement.

(b) Except as would not reasonably be expected to be material to the Company, (i) each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought; (ii) the Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; and (iii) the Company has not received written notice of any material violation or material default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

3.15 Litigation.

(a) There is no suit (whether civil, criminal, judicial, investigative or administrative), claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) (a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company, (i) that seeks or alleges monetary damages in excess of $5,000,000 (individually or in the aggregate for related claims) or that would otherwise reasonably be expected to be material to the Company, (ii) that seeks any form of non-monetary remedies that, if granted, would reasonably be expected to be material to the Company, (iii) relating to any of the Company Permits before the FAA, DOT, FCC, DHS (including the TSA) or any other Governmental Entity, or (iv) as of the date hereof, that challenges the validity or propriety of, or seeks to prevent, materially impair or materially delay consummation of this Agreement, the Support Agreement, the Merger or the other transactions contemplated hereby or thereby.

(b) The Company is not subject to any outstanding order, writ, decision, award, ruling, stipulation, assessment, injunction, judgment, settlement agreements, decree, ruling, determination or similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, any Governmental Entity (each, an “Order”) that, individually or in the aggregate, has had or would reasonably be expected to be material to the Company or would prevent or materially impair or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

3.16 Environmental Matters.

(a) Since November 14, 2014, the Company has been and currently is in compliance in all material respects with all applicable Environmental Laws. The Company has obtained, or has made timely and complete application for renewal of, and is in compliance in all material respects with, all Environmental Permits necessary for the conduct and operation of the Business as now being conducted.

(b) There is not now, and since November 14, 2014 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company, any property previously owned, leased or operated by the Company at the time the Company owned, leased or operated said property, except in material compliance with, and as would not result in material liability under, any applicable Environmental Laws.

(c) The Company has not agreed by Contract (including any Order or consent agreement) to indemnify or hold harmless any other Person for any material liability pursuant to Environmental Law, other than under any airport agreement or real property lease.

(d) Since November 14, 2014, the Company has not received any notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, except as would not result in material liability to the Company.

(e) The Company has Made Available to Parent true, correct and complete copies of any environmental reports, studies, assessments, and other material information in its possession relating to the Company and its current or former properties or operations as each relates to environmental matters or Hazardous Substances.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of the following Intellectual Property Rights that are registered or for which an application for registration is currently pending with a Governmental Entity or domain name registrar and that are owned by the Company (excluding any URL and Internet domain name registrations that are not material to the marketing and promotion of the Company or that are not currently in use or are only in short-term use by the Company) (the “Registered Intellectual Property”): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the respective jurisdiction where filed, the date filed or issued, and the present status thereof; (ii) for each trademark, trade name or service mark that is registered, for which a pending application for registration has been filed, the application serial number or registration number, the jurisdiction where filed, the date filed or granted, and the class of goods covered, in each case, if applicable; and (iii) for any Internet domain names (excluding any URL and Internet domain name registrations that are not material to the marketing and promotion of the Business or that are not currently in use or are only in short-term use by the Company, the “Material Domain Names”), the registration date, any renewal date and name of the Internet domain name registrar.

(b) The Company exclusively owns the Registered Intellectual Property and all other material Intellectual Property Rights owned by the Company (collectively, “Owned Intellectual Property”), free and clear of Liens (other than Permitted Liens). The Registered Intellectual Property owned by the Company is subsisting, and to the knowledge of the Company, the Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is valid and enforceable.

(c) To the knowledge of the Company, the Company owns or has valid and sufficient rights to use all Intellectual Property Rights that are material to the Business as currently conducted (collectively referred to herein as the “Material Intellectual Property”); provided, that the foregoing shall not be deemed a representation or warranty of non-infringement of Third Party Intellectual Property Rights.

(d) Except as would not reasonably be expected to be material to the Company, since November 14, 2014:

i. No Proceedings have been instituted, or are pending, or, to the knowledge of the Company, are threatened against, the Company, that challenge the Company’s ownership of the Owned Intellectual Property. To the knowledge of the Company, no Proceeding, including any interference, opposition, reissue, reexamination, derivation, post-grant or other similar Proceeding, is or has been pending or threatened, in which the scope, validity or enforceability of any of the Registered Intellectual Property is being or has been contested or challenged.

ii. The Company has not received any written notice, alleging the invalidity or unenforceability of any Owned Intellectual Property, or any written notice (including through letters offering to provide a license) alleging infringement of any other Person’s Intellectual Property Rights or any misappropriation of any other Person’s Trade Secrets by the Company.

iii. No Person has notified the Company that it is claiming any ownership of or right to use any Owned Intellectual Property. The Owned Intellectual Property is not subject to any outstanding Order of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution).

(e) Except as would not reasonably be expected to be material to the Company, to the knowledge of the Company, the conduct of the Business by the Company has not since November 14, 2014, infringed upon, misappropriated or violated, and does not infringe upon, misappropriate or violate, any valid and enforceable Intellectual Property Rights of any third party, and since November 14, 2014, there have been no claims of such infringement, misappropriation or other violation that have been threatened in writing against the Company that have not been settled or withdrawn prior to the date of this Agreement.

(f) The Company maintains and uses reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data that enable the Company to comply with all applicable Laws, except where the failure to maintain and be in compliance with such policies would not reasonably be expected to be material to the Company.

(g) Except as would not reasonably be expected to be material to the Company, to the knowledge of the Company, since November 14, 2014, no Person has gained unauthorized access to any of the computer systems, networks or data used by the Company that would compromise or impair to any material degree the value or confidentiality of such computer systems, networks or data or that would necessitate that the Company notify a Third Party of such unauthorized access.

(h) Since November 14, 2014, the processing, storage, retention, use, transmission and disclosure of credit card information by the Company has been in compliance in all material respects with (i) all applicable privacy policies of the Company, and (ii) the Payment Card Industry (PCI) Data Security Standards.

(i) To the knowledge of the Company, as of the date of this Agreement, all hardware (including computers, servers, peripheral devices and telecommunications devices) and Software whether owned, leased or used by the Company that is material to the performance of or provision of any services to the customers of the Company (“Company IT Systems”) currently operates and performs, in all material respects, as required by the Company.

3.18 Tax Matters.

(a) Tax Returns. The Company has timely filed (taking into account any extension of time within which to file) all federal income and other material Tax Returns required to have been filed by or with respect to the Company, and all such Tax Returns are true, complete and accurate in all material respects. Subject to exceptions as would not be material, no claim has been made in the past three years in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes in such jurisdiction.

(b) Payment of Taxes. All material Taxes of the Company due and payable (whether or not shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings (which proceedings are listed on Section 3.18(b) of the Company Disclosure Schedule).

(c) Audits, Investigations or Claims. No deficiencies for any material amount of Taxes have been proposed or assessed in writing against the Company by any Governmental Entity which remain unpaid or unresolved, except for deficiencies being contested in good faith by appropriate proceedings (which proceedings are listed on Section 3.18(c) of the Company Disclosure Schedule). The Company (i) is not subject of any currently ongoing Tax audit or other proceeding with respect to material Taxes and (ii) has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(d) Tax Sharing Agreements. The Company is not a party to and has no liability under any written agreement for the sharing, indemnification or allocation of any material amount of Taxes (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes) or any advance pricing agreement closing agreement or other similar agreement relating to any material Tax with any Taxing Authority with respect to or involving the Company.

(e) Other Entity Liability. The Company has no material liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes).

(f) Withholding. The Company has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Spin-Offs. The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(h) Listed Transactions. The Company has not entered into any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Disclosure. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign Law.

(j) Accounting Methods, etc. The Company (i) has no application pending with the IRS requesting permission for any material changes in Tax accounting methods; and (ii) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or foreign Tax law or by agreement with any Taxing Authority as a result of (A) an installment sale or open transaction disposition made prior to the Closing, or (B) an election pursuant to Section 108(i) of the Code made prior to the Closing.

3.19 Insurance. The Company maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for air carriers operating in the United States airline industry. The Company has Made Available to Parent all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2015, the Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.20 Properties and Assets. The Company has good and valid title to, or has a valid leasehold interest in, or a valid right under Contract to use, all of the material tangible personal property reflected in the latest balance sheet of the Company included in the Company SEC Documents prior to the date hereof as being owned by the Company or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens. The tangible personal property owned by the Company is in good operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased, subleased, licensed or sublicensed by the Company that requires payments by the Company in excess of $1,000,000 per annum, excluding any airport where the Company leases only common use gates or leases fewer than two airport gates (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the name of the third party lessor(s) (or lessee(s), as applicable) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company has a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens.

(b) The Company does not own any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c) The Company has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Leased Real Property.

3.22 Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Evercore Group L.L.C. (“Evercore”), dated as of the date hereof, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the date of this Agreement, it being understood and agreed that such opinion will be delivered for informational purposes only and is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

3.23 Required Vote. The affirmative vote or written consent of the holders of Shares representing a majority of, or in the case of a written consent, all of, the outstanding shares of the Voting Common Stock entitled to vote thereon is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement and to consummate the Merger (the “Company Stockholder Approval”).

3.24 Brokers. Except for the Company’s obligations to Evercore, a copy of whose engagement agreement (and all indemnification and other agreements related to such agreement pursuant to which Evercore would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement) has been Made Available to Parent, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

3.25 Related Party Transactions. As of the date of this Agreement, the Company is not a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K. For purposes of this Section 3.25, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.26 Aircraft.

(a) Section 3.26(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all aircraft operated under the operating certificate of the Company and (ii) all aircraft owned or leased by the Company, in each case as of the date of this Agreement (collectively, the “Company Aircraft”), including a description of the type, manufacturer serial number, FAA registration number, original date of delivery to the Company and manufacture date or age of each such aircraft.

(b) All Company Aircraft are properly registered on the FAA aircraft registry, in airworthy condition and have a validly issued FAA certificate of airworthiness that is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith) and all material requirements for the effectiveness of such certificate of airworthiness have been satisfied.

(c) All Company Aircraft are being maintained in all material respects according to applicable FAA regulatory standards and FAA-approved maintenance programs of the Company. The Company has implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, are designed to result in the satisfaction of all requirements under all applicable airworthiness directives and Federal Aviation Regulations required to be complied with in accordance with the FAA-approved maintenance program of the Company, and the Company is in compliance with such maintenance schedules in all material respects. Each Company Aircraft’s structure, systems and components are functioning in all material respects in accordance with its intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Company’s maintenance programs. The Company is not currently leasing any Company Aircraft to any Person.

(d) Section 3.26(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Contracts (other than Contracts that may be terminated or cancelled by the Company without incurring any material penalty) pursuant to which the Company has a binding obligation to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (each, a “Company Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract.

(e) Section 3.26(e) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Contracts pursuant to which the Company has financed, or has commitments to finance, aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (each, a “Company Aircraft Finance Contract”).

(f) Except as set forth in Section 3.26(f) of the Company Disclosure Schedule, the Company is not a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

3.27 Company Slots and Operating Rights. Section 3.27 of the Company Disclosure Schedule sets forth a true and complete list of all takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights held by the Company (the “Company Slots”) at any domestic airport (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less) and such list indicates any Company Slots that have been leased from another air carrier and in which the Company holds only temporary use rights (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less). The Company has complied in all material respects and is in compliance in all material respects with all regulations of the FAA and each other Governmental Entity with respect to the Company Slots. The Company has not (a) received any written notice of any proposed withdrawal of the Company Slots by the FAA or any other Governmental Entity or (b) agreed to any future slide, trade (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less), purchase, sale, exchange, lease, or transfer (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less) of any of the Company Slots that has not been consummated. The Company Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any order, notice, or requirement of the FAA or any other Governmental Entity, the Company has used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slot’s authorization from termination or withdrawal under regulations or waivers established by any airport authority or any other Governmental Entity.

3.28 Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Company operates (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of the Company to conduct its operations at any Company Airport in substantially the manner as currently conducted.

3.29 U.S. Citizen; Air Carrier. The Company is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

3.30 Sanctions Laws.

(a) The Company is, and at all times since November 14, 2014 has been, in compliance in all material respects with, and has not engaged in any conduct sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been, since November 14, 2014, any formal or informal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any officer or director of the Company concerning violations or potential violations of, or conduct sanctionable under, any Sanctions Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b) None of the Company or any member of the Company Board or officer, or, to the knowledge of the Company, any employee with senior managerial responsibility of the Company, is a Sanctioned Person.

(c) The Company has not and in the past five (5) years has not had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.

3.31 Proxy Statement. The Proxy Statement (and any amendment thereof) will not, at the date first mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable federal securities Laws.

3.32 No Other Representations or Warranties. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority, and Merger Sub has all requisite corporate power and authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any

Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, to which Parent, Merger Sub or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC and the DHS, including the TSA, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation.

(a) There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or challenges the validity of the Merger.

(b) Neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.7 Financial Capability. At the Closing, Parent and Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and to perform their respective obligations under this Agreement.

4.8 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Management Arrangements. As of the date hereof, other than the Support Agreement and except as previously disclosed to the Company, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company that is currently in effect or would become effective in the future (upon the consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Proxy Statement. The information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof) will not, at the date first mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company.

4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article 3 and the Support Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries nor any Representative of the Company or any of its Subsidiaries makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or Made Available to Parent or Merger Sub by or on behalf of any of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material Made Available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by applicable Law, unless Parent will otherwise agree in writing (which agreement will not be unreasonably withheld, delayed or conditioned), the Company will (a) conduct its operations in the ordinary course of business consistent with past practice and (b) use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of the current executive officers and key employees of the Company, (iii) maintain in effect all of the Company Permits, and (iv) maintain and preserve, in all material respects, its material business relationships with licensors, suppliers, joint venture partners, strategic alliance partners and others having significant business relationships with the Company. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by applicable Law, the Company will not (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or Company Bylaws;

(b) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company, other than (i) the issuance of Shares upon the vesting of Company RSUs or the exercise of Company Options outstanding as of the date hereof in accordance with their terms, (ii) distributions of Shares under the Company ESPP as provided in Section 2.4(f) or (iii) the issuance of shares of Voting Common Stock upon the conversion of shares of Non-Voting Common Stock in accordance with the Company Charter and Company Bylaws;

(c) sell, pledge, dispose of, transfer, lease, license or sublicense, swap or encumber any material property or assets (including any airport gate) of the Company (other than (i) non-exclusive grants of licenses in Intellectual Property Rights and (ii) transfers, leases, licenses or sublicenses or swaps with respect to Company Slots for a duration of approximately six months or less, in each case, in the ordinary course of business consistent with past practice), except pursuant to Contracts in effect as of the date of this Agreement;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

(f) merge or consolidate, or agree to merger or consolidate, the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or file a petition in bankruptcy under any provisions of applicable Law on behalf of the Company or consent to the filing of any bankruptcy petition against the Company under any similar applicable Law;

(g) directly or indirectly, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) the planned purchase of aircraft and associated equipment pursuant to the terms and provisions of Company Material Contracts as in effect on the date hereof, (ii) acquisitions of assets (including, without limitation, the purchase of inventory, raw materials, equipment, goods, or other supplies) in the ordinary course of business and (iii) any other acquisitions for consideration that is individually not in excess of $2,000,000 or in the aggregate not in excess of $7,500,000;

(h) enter into any new line of business;

(i) incur or create any Indebtedness, cancel any Indebtedness owed to the Company, or waive, release, grant or transfer any right of material value, in each case other than for the financing of aircraft pursuant to the Company Aircraft Finance Contracts;

(j) make any loans, guarantees or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate;

(k) terminate, cancel, or amend any Company Material Contract, or cancel, modify or waive any material rights thereunder, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(l) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as set forth in Section 5.1(l) of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 and excluding any expenditures (i) in connection with the planned purchase or delivery or aircraft and associated equipment pursuant to Contracts in force on the date hereof or (ii) required for compliance with FAA regulations applicable to the Company, including airworthiness directives;

(m) except to the extent required by (i) applicable Law or (ii) the existing terms of any Company Benefit Plan: (A) increase the compensation or benefits payable or to become payable to any Service Provider (except for increases to any non-executive employee in the ordinary course of business consistent with past practice that are not material in the aggregate), (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any Service Provider, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, termination or severance plan, agreement, trust, fund, policy or other benefit arrangement as to any Service Provider, (C) hire any new Service Provider other than non-executive employees in the ordinary course of business and on terms consistent with similarly situated Service Providers, or (D) make any material change to the terms and conditions of employment applicable to any group of employees, as reflected in work rules, employee handbooks, policies and procedures, or otherwise, except for the entry or amendment of any CBA;

(n) forgive any loans to Service Providers or any of their respective affiliates;

(o) make any material change in tax or financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) commence, compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (net of any payments or proceeds received through insurance) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(q) make or change any material Tax election, settle or compromise any material claim or assessment for Taxes, file a material amendment of any Tax Return, or waive or extend any statute of limitations pertaining to material Taxes;

(r) change the fiscal year of the Company;

(s) write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $7,500,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(t) create any Subsidiary of the Company;

(u) fail to maintain, or allow to lapse, or abandon any Material Domain Name;

(v) take any action, or fail to take any action, which action or failure could result in the loss of any (i) Company Slots (excluding temporary returns to the FAA), (ii) airport gates that are leased, subleased, licensed or sublicensed, swapped or otherwise occupied (or for which the Company has the right to occupy) by the Company or (iii) other airport facilities;

(w) enter into any transaction with any stockholder, director, officer or employee of the Company that would require disclosure by the Company under Item 404 of Regulation S-K; or

(x) authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (w).

5.2 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party, and except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege, from the date of this Agreement to the Effective Time, the Company will, and will cause each of its directors, officers, employees, accountants, auditors, consultants, legal counsel, advisors (including financial advisors), agents and other representatives, (collectively, “Representatives” and, with respect to the Company, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such financial and operating data and other information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company. The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated December 11, 2015, by and between the Company and Parent (the “Confidentiality Agreement”). The Company shall notify Parent in writing in the event that the Company seeks to withhold any information or documents pursuant to the exception set forth in the first sentence of this Section 5.2(a), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction.

(b) Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.3 No-Shop; Acquisition Proposals.

(a) Except as otherwise permitted by this Section 5.3, the Company will, and it will cause its officers, directors and employees to, and the Company will cause the other Company Representatives to:

i. (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to an Acquisition Proposal, and (B) immediately terminate access by any Third Party to the Data Room or other access to data of the Company, in each case relating to or in connection with, any Acquisition Proposal and instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company; and

ii. not, directly or indirectly: (A) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal, offer or request for information that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, with any Person other than Parent or Merger Sub, (C) furnish to any Person other than Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (F) resolve or agree to do any of the foregoing; provided, that notwithstanding anything to the contrary in this Section 5.3, if the Company receives any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from any Third Party, the Company may inform such Third Party that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such Third Party in response thereto. Any violation of the restrictions set forth in this Section 5.3 by any Company Representative shall constitute a breach of this Section 5.3 by the Company.

(b) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing in the event that the Company receives any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal and copies of any proposed Alternative Acquisition Agreements, including copies of any related financing commitments) received by the Company with respect to any such Acquisition Proposal. The Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent of any change to the price of or other material change to the terms of any such Acquisition Proposal (including any determination by the Company Board pursuant to Section 5.3(c)) and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt from any Third Party of any written indication of interest (or amendment thereto) and copies of any proposed Alternative Acquisition Agreement (including any drafts thereof) and any proposed financing commitments related thereto (including drafts thereof).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time on or after the date of this Agreement, but prior to the time (but not after) the Company Stockholder Approval is obtained, (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach (other than a de minimus breach) of any of the provisions of this Section 5.3, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (i) prior to furnishing any such information or engaging in such negotiations or discussions, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (ii) the Company will provide to Parent any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives substantially currently with such information being provided to such other Person, and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

(d) Subject to Section 5.3(e) and Section 5.3(f), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (iv) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (iv) being referred to as a “Change of Board Recommendation”).

(e) Notwithstanding anything to the contrary contained in this Article 5, if (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that is binding and has been irrevocably committed to by such Third Party in writing and that did not result from a breach (other than a de minimus breach) of the provisions of this Section 5.3 and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(e), that are binding and have been irrevocably committed to by Parent in writing and (ii) the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel, that a failure to cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Stockholder Approval is obtained, the Company Board may terminate this Agreement pursuant to Section 7.1(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to Section 7.1(d), and any purported termination pursuant to Section 7.1(d) will be void and of no force or effect, unless the Company pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not terminate this Agreement pursuant to Section 7.1(d) unless:

i. the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal and any related financing commitments;

ii. prior to terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, and will cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

iii. the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) and shall have determined in good faith (after consultation with its financial advisors and its outside counsel) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect. In the event of any revisions to the price of or other material revisions to the terms of a Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice; provided, that the Notice Period for any subsequent notice will be shortened from four Business Days to three Business Days.

(f) Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Company Stockholder Approval is obtained, solely in response to an Intervening Event, the Company Board may make a Change of Board Recommendation under clause (i) of the definition thereof if the Company Board has determined in good faith, after consultation with its outside legal counsel and taking into account the results of any negotiations with Parent as contemplated by subsection

(ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

i. the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation (including a description of such Intervening Event in reasonable detail);

ii. prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iii. Parent shall not have, within the Intervening Event Notice Period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation.

(g) Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e–2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d–9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law; provided, however, that any such disclosure shall be deemed a Change of Board Recommendation unless any such disclosure (A) includes the Company Board Recommendation, without any modification thereof, (B) does not contain a Change of Board Recommendation and (C) expressly rejects any applicable Acquisition Proposal; and, provided, further, that no Change of Board Recommendation may be made except in accordance with the terms of Section 5.3.

5.4 Stockholder Approval; Preparing of Proxy Statement.

(a) The Company shall use its reasonable best efforts file with the SEC a preliminary Proxy Statement that complies in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law as soon as practicable following the date hereof (and in any event will use reasonable best efforts to file the preliminary Proxy Statement no later than fifteen Business Days after the date of this Agreement), provided that Parent promptly provides such information regarding Parent and Merger Sub that the Company may reasonably request for inclusion in the Proxy Statement.

(b) The Company shall use its reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (and in any event within five (5) Business Days following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act (such later date, the “Clearance Date”)). No filing of, or amendment or supplement to, or written response to staff comments on, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable in order to provide the Company and its counsel sufficient opportunity to review and consider such comments in advance of any such filing, amendment or supplement). If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall use its reasonable best efforts to promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(c) The Company shall use its reasonable best efforts to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Stockholder Meeting”), so that the Company Stockholder Meeting occurs as soon as possible following the Clearance Date, in accordance with applicable Law and the Company Charter and Company Bylaws. The Company shall not adjourn, postpone, cancel, recess or reschedule the Company Stockholder Meeting; provided, that the Company may postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (but after consultation with Parent) (i) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Voting Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting or (ii) to allow time for the filing and dissemination of, and a sufficient period for evaluation by the Company’s stockholders of, any supplemental or amended disclosure document to the extent that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required under applicable Law. Except to the extent that the Company Board shall have effected a Change of Board Recommendation as permitted by Section 5.3(e) or Section 5.3(f), the Company shall use reasonable best efforts to obtain the Company Stockholder Approval and shall include in the Proxy Statement the Company Board Recommendation. Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement for adoption by its stockholders at the Company Stockholder Meeting whether or not a Change of Board Recommendation shall have occurred.

(d) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

5.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; provided, that the Company and Parent will cooperate with each other in connection with (x) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (y) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including any consent under any Contract, which by its terms requires consent in connection with the transactions contemplated by this Agreement), or (ii) required to be disclosed in the Company Disclosure Schedule. If requested by Parent, the Company shall request and use commercially reasonable efforts to obtain customary payoff letters, Lien terminations and instruments of discharge, relating to any Indebtedness of the Company to be paid off, terminated or discharged at the Closing.

(b) In furtherance and not in limitation of Section 5.5(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable Competition Laws with respect to the Merger as promptly as practicable and in any event within ten (10) Business Days of the date of this Agreement (unless otherwise mutually agreed between the parties). Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Laws as soon as reasonably practicable and (v) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required under or in connection with any applicable Laws or from any Governmental Entity, and to enable all waiting periods under applicable Laws to expire, and to avoid or eliminate each and every impediment under applicable Laws asserted by any Governmental Entity, in each case, to cause the Merger and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement (and prior to the Outside Date), including but not limited to (A) promptly complying with any requests for additional information (including to certify that such party has “substantially complied” with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Section 18(a)(e) in conjunction with the transactions contemplated by this Agreement as promptly as practicable) by any Governmental Entity, (B) if necessary to obtain clearance by any Governmental Entity before the Outside Date, committing to, taking and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any business or assets, (in each case conditioned on the consummation of the Merger) and (C) contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or its Subsidiaries or the Company to take, or agree to take, any actions specified in this Section 5.5 that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or a Company Material Adverse Effect. Without limiting the generality of the foregoing, Parent will not, and will not permit any of its Subsidiaries to, enter into, significantly expand or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership with a major domestic air carrier or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 6.1(b) or Section 6.1(c) not to be satisfied or would reasonably be expected to have the effect of preventing or delaying past the Outside Date the consummation of the Merger.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, the FAA, the DOT, the FCC, the DHS, the TSA or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding.

5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) any written notice or other written communication received by such party from any Person alleging that the consent, approval, permission or waiver from such party is or may be required in connection with the Merger or any of the other transactions contemplated hereby, (b) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or any of the other transactions contemplated hereby, (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, or Parent or any of Parent’s Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Merger or any of the other transactions contemplated by this Agreement, (d) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (e) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

5.7 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement will be a joint release of, and will not be issued prior to the approval of each of, the Company and Parent.

5.8 Employee Benefit Matters.

(a) For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to each employee of the Company who continues to be employed by Parent and Parent Subsidiaries (individually, a “Company Employee” and collectively, “Company Employees”) in the same geographic location at which such employee is employed as of the Closing Date who is not at the applicable time covered by a CBA (individually, a “Continuing Employee” and collectively, the “Continuing Employees”) base salary rate, commission, target bonus opportunity and benefits on terms at least as favorable in the aggregate as the corresponding cash compensation opportunities and benefits provided to the Continuing Employee by the Company immediately prior to the Effective Time. The employment terms and conditions of each Company Employee whose employment is covered by a CBA at the applicable time shall be governed by the applicable CBA.

(b) To satisfy the continuing benefit obligation of Section 5.8(a), Parent may either (i) continue Company Benefit Plans with respect to Continuing Employees, (ii) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat (subject to any required approval of the applicable insurance provider), the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation, or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents (subject to any required approval of the applicable insurance provider); provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c) For the terms of the agreements or arrangements, Parent shall honor, and shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 5.8(c) of the Company Disclosure Schedule.

(d) Nothing in this Agreement will require the continued employment of any Person. No provision of this Agreement will constitute an amendment of, or will prevent Parent or the Surviving Corporation from amending or terminating, any Company Benefit Plan or benefit plans of any Parent or Parent Subsidiaries.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Section 5.8 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

(f) Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.8 shall create any third party beneficiary rights in any Company Employee or current or former Service Provider (or any beneficiaries or dependents thereof).

5.9 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless all past and present directors and officers of the Company (as applicable) to the same extent such Persons are required to be indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and Made Available to Parent with any directors and officers of the Company arising out of acts or omissions in their capacity as directors or officers of the Company occurring at or prior to the Effective Time. Parent and the Surviving Corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) to the same extent such Persons are required to be advanced expenses by, and in accordance with the procedures set forth in, the Company Charter and the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and Made Available to Parent with any directors and officers of the Company.

(b) For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws.

(c) For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies which have been Made Available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is hereby represented and warranted by the Company to be as set forth in Section 5.9(c) of the Company Disclosure Schedule). The Company shall have the right to obtain prior to the Effective Time (and the provisions of the immediately preceding sentence will be deemed to have been satisfied if the Company has obtained prior to the Effective Time) prepaid “tail” insurance policies on terms and conditions providing at least substantially equivalent benefits as the D&O Insurance currently maintained by the Company for the benefit of its directors and officers, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third-party beneficiaries of this Section 5.9).

5.10 State Takeover Laws. The Company and the Company Board shall take no action to cause any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws to become applicable to this Agreement, the Merger (including the acquisition of Shares pursuant thereto), the Support Agreement or any of the transactions contemplated hereby or thereby. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto, this Agreement, the Support Agreement or any other transaction contemplated hereby or thereby, then the Company Board will take all action necessary to render such Law inapplicable to the foregoing.

5.11 Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares (including Company RSAs), Company RSUs or Company Options pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16.

5.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

5.14 Stockholder Litigation. The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company or any of its officers or directors relating to this Agreement, the Support Agreement or the transactions contemplated hereby or thereby (including derivative claims) and will keep Parent reasonably informed regarding the status of any such Proceedings. The Company will cooperate with, and to the extent reasonably practicable, give Parent the opportunity to consult and participate with respect to the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

5.15 Director Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation, effective at the Effective Time, of each director of the Company in office as of immediately prior to the Effective Time.

5.16 FIRPTA Certificate. Not earlier than thirty days prior to the Closing Date, the Company shall deliver to Parent a statement, issued by the Company in accordance with Treasury Regulations section 1.1445-2(c)(3) and sworn under penalty of perjury, certifying that the Company has not been a U.S. real property holding corporation at any time during the period specified by Treasury Regulations section 1.1445-2(c)(3).

5.17 Termination of 401(k) Plan. If requested by Parent in writing not later than ten (10) calendar days prior to Closing, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Parent’s reasonable and timely review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior the Effective Time (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any Company Benefit Plan that is intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company Board so terminating any such 401(k) Plan.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) any approval or authorization required to be obtained from the FAA and the DOT in connection with the consummation of the Merger shall have been obtained and (iii) any approval or authorization required to be obtained from any other Governmental Entity for the consummation of the Merger shall have been obtained (except, in the case of clause (iii), the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

(c) (i) No Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action enjoining or otherwise prohibiting the making or consummation of the Merger and (ii) there shall be no Law in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) Each representation or warranty of the Company contained in Section 3.1(a), Section 3.3, Section 3.9, Section 3.23 and Section 3.24 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), (ii) each representation or warranty of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b) and Section 3.2(c) shall be true and correct in all respects (except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Parent and Merger Sub under this Agreement to increase by more than $5,000,000) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time) and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b), the first sentence of Section 3.31 or in the term “Company Material Contract”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Merger Sub shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver at or prior to the Effective Time of each of the following conditions:

(a) Each representation or warranty of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) The Company shall have received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(c) By Parent, at any time prior to the Effective Time if a Triggering Event has occurred;

(d) By the Company, prior to obtaining the Company Stockholder Approval, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition

Agreement with respect to a Superior Proposal in accordance with Section 5.3(e); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available unless (i) the Company shall have complied in all material respects with Section 5.3, (ii) prior to or concurrently with such termination, the Company pays to Parent by wire transfer in immediately available funds the Breakup Fee and (iii) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal;

(e) By Parent or the Company, if the Effective Time has not occurred on or before January 1, 2017 (the “Outside Date”); provided, however, that either the Company or Parent may, upon written notice to the other party, extend the Outside Date to July 1, 2017 if the condition set forth in Section 6.1(b) has not been satisfied prior to the initial Outside Date but all other conditions to Closing shall be or shall be capable of being fulfilled (assuming the Closing were to occur on the initial Outside Date);

(f) By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the thirtieth day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (A) any material covenant of Parent or Merger Sub contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (B) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement such that the condition to the Merger in Section 6.3(a) is not satisfied;

(g) By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the thirtieth day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any material covenant of the Company contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (B) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement such that the condition to the Merger in Section 6.2(a) is not satisfied; or

(h) By Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on such adoption was taken.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) with respect to the penultimate sentence of Section 5.2(a), this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (solely with respect to any willful and material breach of Section 5.3) or Section 7.1(h), (ii) prior to the date of the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal shall have been publicly announced or shall have become publicly known and (iii) within 12 months following the termination of this Agreement, the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or publicly recommends any Acquisition Proposal or any Acquisition Proposal is consummated, then, prior to or concurrent with the earlier to occur of the entry into a definitive written agreement providing for the consummation of any such Acquisition Proposal or the consummation of any such Acquisition Proposal, the Company will pay to Parent the Breakup Fee (provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “50.1%”).

(d) In no event shall the Company be required to pay the Breakup Fee to Parent on more than one occasion. All payments under this Section 7.2 will be made by wire transfer of immediately available funds to an account designated in writing by Parent. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable. Accordingly, if the Company fails to pay the fees due pursuant to this Section 7.2 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a final and non-appealable Order against the Company for such fee or any portion thereof, the Company shall pay to Parent and Merger Sub its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the applicable fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(e) Subject to Section 7.2(a) (solely with respect to any willful and material breach of Section 5.3), in the event that the Breakup Fee is paid or payable pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile or email transmission (provided confirmation of facsimile or email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, Washington 98188

Attention: Kyle Levine

Facsimile No.: (206) 392-5807

Email: kyle.levine@alaskaair.com

with a copy to (for information purposes only):

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Andor D. Terner/Paul Scrivano

Facsimile No.: (949) 823-6994

Email: aterner@omm.com/pscrivano@omm.com

If to the Company, addressed to it at:

Virgin America Inc.

555 Airport Boulevard

Burlingame, California 94010

Attention: John J. Varley

Facsimile No.: 650-762-7001

Email: john.varley@virginamerica.com

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Tad J. Freese
Facsimile No.:	(650) 463-2600
Email:	tad.freese@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.3 or any other provision of this Agreement and (ii) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any standstill or similar obligation).

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, reorganization, recapitalization, share exchange, business combination or similar transaction involving the Company, (b) sale, lease or other disposition of 20% or more of the Company’s assets, (c) issuance or sale by the Company of Equity Interests representing 20% or more of the voting power of the Company or 20% or more of the Company Common Stock, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company or 20% or more of the Company Common Stock, or (e) any combination of the foregoing (in each case, other than the Merger, and irrespective of whether any such transaction is a single or multi-step transaction or series of transactions).

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any other anticorruption or anti-bribery Law applicable to the Company.

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $78,500,000.

“Business” means the business conducted by the Company.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, other than Foreign Benefit Plans, all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other material benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which the Company is a party, with respect to which the Company has or may have any obligation, or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director or consultant of the Company.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence, circumstance, state of facts or effect (“Effect”) that (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole, or (ii) would prevent, or delay beyond the Outside Date, the consummation of the Merger by the Company; provided, however, that, in the case of clause (i) above, none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (a) any change generally affecting the global economy, financial markets or political, economic or regulatory conditions or in any geographic region in which the Company conducts business; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (c) any change generally affecting the airline industry, including changes in the general level of yields of or prices of aircraft or aircraft parts; (d) increases in the price of fuel, (e) any change proximately caused by the announcement or pendency of the transactions contemplated hereby, including the Merger, including any litigation resulting therefrom, and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with its customers, employees, labor unions, financing sources, suppliers or strategic partners, in each case, solely to the extent resulting from the announcement or pendency of the transactions contemplated hereby (provided, however, that the exceptions in this clause (e) shall not apply to the Company’s representations and warranties in Section 3.4, Section 3.5, Section 3.12(f) or, to the extent related thereto, Section 6.2(a)); (f) any change proximately caused by the Company’s compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing or which resulted from Parent withholding its consent under the terms of this Agreement; (g) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (h) any hurricane, earthquake, flood, or other natural disasters or acts of God; (i) changes in Laws after the date hereof; (j) changes in GAAP after the date hereof; (k) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement, in and of itself (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise excluded from the definition of “Company Material Adverse Effect”); or (l) a decline in the price of the Company Common Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale, in and of itself (it being understood that the facts and circumstances giving rise or contributing to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise excluded from the definition of “Company Material Adverse Effect”); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (a), (b), (c), (i) or (j) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event materially and disproportionately impacts the Company as compared to any other air carriers operating in the United States airline industry.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease, instrument, obligation, understanding, undertaking, permit, concession, franchise or any other legally binding commitment, plan or arrangement, whether oral or written, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Data Room” means the electronic data site established for Project Sharklet and hosted by RR Donnelly Venue on behalf of the Company and to which Parent and its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing. For clarity, “Environmental Laws” also includes the Airport Noise and Capacity Act of 1990 (49 U.S.C. § 47521 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Comprehensive Environmental Response, Compensation and Liability Act, Superfund

Amendments and Reauthorization Act (42 U.S.C. § 9601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Emergency Planning & Community Right-to-Know Act (42 U.S.C. § 11001 et seq.) and the Oil Pollution Control Act (33 U.S.C. § 2701 et seq.) and any foreign, state or local counterparts.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Foreign Benefit Plans” means benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Government Official” means any (i) employee or official of a (A) Governmental Entity, (B) instrumentality of a Governmental Entity, including any state-owned or controlled enterprise, or government agency, or (C) public international organization, (e.g., The World Bank), (ii) political party or party official, or (iii) any Person working in an official capacity on behalf of any of the foregoing.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication: (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) all indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby have been assumed by such Person and (iv) direct or indirect guarantees or other forms of credit support of any obligations described in clauses (i) through (iii) above of any Person.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) Trade Secrets and (f) URL and Internet domain name registrations.

“Intervening Event” means any development or change in circumstances that materially affects the business, assets or operations of the Company (other than any development or change in circumstances resulting from a breach of this Agreement by the Company) that was not known to, and not reasonably foreseeable by, the Company Board as of the date hereof and becomes known to the Company Board after the date hereof; provided, that in no event shall any development or change in circumstances resulting from or relating to the receipt of any Acquisition Proposal give rise to an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Vice President and Controller and General Counsel of the Company.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any limitation or restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Made Available” means that such information, document or material was made available for review by Parent or Parent’s Representatives in the Data Room, in each case, prior to 5:00 p.m. Pacific time on the date hereof.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would prevent or delay beyond the Outside Date, consummation of the Merger by Parent or Merger Sub.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the most recent financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, if any, to be distributed to stockholders of the Company in connection with the Merger (including any amendments or supplements).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment, including ambient air, surface water, groundwater, land surface or subsurface strata.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, Canada, the United Kingdom, the European Union, or the United Nations that broadly prohibit or restrict dealings with such country (currently the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions imposed by the United States, Canada, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the federal government of Canada, including by Foreign Affairs, Trade and Development Canada; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by or acting on behalf of a Person described in clauses (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions or export restrictions, including those administered by OFAC, BIS, and the Department of State in the United States and similar laws of other relevant jurisdictions.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software and programs in any form and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “66.7%”) made by a Third Party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, and considering all the terms of the proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal and the conditions for completion of such proposal), would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all Proposed Changed Terms).

“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Taxes” means any and all taxes (together with any and all interest, penalties and additions thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat and gains tax.

“Tax Return” means any report, return (including information return), claim for refund or declaration filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation (whether or not in compliance with Section 5.3); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five calendar days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; (f) the Company shall have breached any of its obligations set forth in Section 5.3 or Section 5.4 (other than any such breach that did not lead to an Acquisition Proposal); or (g) the Company Board formally resolves to take, authorizes or announces its intention to take any of the foregoing actions.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.17

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.3(a)(ii)

“Book-Entry Shares”	Section 2.2(b)

“CBA”	Section 3.13(b)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.3(d)

“Clearance Date”	Section 5.4(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Aircraft”	Section 3.26(a)

“Company Aircraft Finance Contract”	Section 3.26(e)

“Company Aircraft Purchase Contract”	Section 3.26(d)

“Company Airports”	Section 3.28

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company Charter”	Section 3.1(c)

“Company Common Stock”	Recitals

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.8(a)

“Company ESPP Rights”	Section 2.4(f)

“Company Financial Statements”	Section 3.7(a)

“Company IT Systems”	Section 3.17(i)

“Company Material Contract”	Section 3.14(a)

“Company Options”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Representatives”	Section 5.2(a)

“Company RSAs”	Section 2.4(c)

“Company RSUs”	Section 2.4(b)

“Company SEC Documents”	Section 3.7(a)

“Company Slots”	Section 3.27

“Company Stockholder Approval”	Section 3.23

“Company Stockholder Meeting”	Section 5.4(c)

“Company Stock Option Plans”	Section 2.4(a)

“Confidentiality Agreement”	Section 5.2(a)

“Continuing Employees”	Section 5.8(a)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“DHS”	Section 3.5

“Dissenting Shares”	Section 2.3

“DOT”	Section 3.5

“Effective Time”	Section 1.2

“Evercore”	Section 3.22

“Exchange Act”	Section 3.5

“FAA”	Section 3.5

“Fairness Opinion”	Section 3.22

“FCC”	Section 3.5

“Final Exercise Date”	Section 2.4(f)

“Insurance Policies”	Section 3.19

“Intervening Event Notice Period”	Section 5.3(f)(i)

“Leased Real Property”	Section 3.21(a)

“Material Domain Name”	Section 3.17(a)

“Material Intellectual Property”	Section 3.17(c)

“Merger”	Recitals

“Merger Consideration”	Recitals

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“NASDAQ”	Section 3.5

“Non-Voting Common Stock”	Recitals

“Notice Period”	Section 5.3(e)(i)

“Option Payments”	Section 2.4(a)

“Order”	Section 3.15(b)

“Outside Date”	Section 7.1(e)

“Owned Intellectual Property”	Section 3.17(b)

“Parent”	Preamble

“Parent Representatives”	Section 5.2(a)

“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“Proceeding”	Section 3.15(a)

“Proposed Changed Terms”	Section 5.3(e)(iii)

“Registered Intellectual Property”	Section 3.17(a)

“Representatives”	Section 5.2(a)

“RSU Payments”	Section 2.4(b)

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“Section 16”	Section 5.12

“Service Providers”	Section 3.12(a)

“Shares”	Recitals

“Support Agreement”	Recitals

“Surviving Corporation”	Section 1.1(a)

“TSA”	Section 3.5

“Voting Common Stock”	Recitals

8.6 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant hereto), the Support Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the individuals referenced in Section 5.9 and (ii) the beneficiaries of or counterparties to the employment, severance and change in control agreements and arrangements that are listed on Section 5.8(c) of the Company Disclosure Schedule, who shall be express third party beneficiaries of Section 5.8(c) and shall be entitled to enforce Section 5.8(c) against Parent.

8.10 Assignment. This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Parent Subsidiary prior to the mailing of the Proxy Statement (so long as such assignment does not give rise to any withholding Tax under Section 2.2(f)), but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware

(the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALASKA AIR GROUP, INC.

By:	/s/ Bradley D. Tilden
	Name:	Bradley D. Tilden
	Title:	President and Chief Executive Officer

ALPINE ACQUISITION CORP.

By:	/s/ Bradley D. Tilden
	Name:	Bradley D. Tilden
	Title:	President, Chief Financial Officer and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIRGIN AMERICA INC.

By:	/s/ C. David Cush
	Name:	C. David Cush
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

VIRGIN AMERICA INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Virgin America Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which shall be shares of Common Stock, $0.001 par value (“Common Stock”), and are to be of one class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

Section 1. Director Limitation of Liability. To the maximum extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended or interpreted after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended or interpreted.

Section 2. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation (including service with respect to employee benefit plans) or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, employee or agent (hereafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware law, as the same exists or may hereafter be amended or interpreted, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any interest, assessments or other charges imposed thereon, and any federal, state, local or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article IX) actually or reasonably incurred by such person in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the Proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.

Section 3. Advancement of Expenses. Expenses incurred by an Indemnitee in defending a Proceeding shall be paid to the fullest extent not prohibited by law by the Corporation in advance of the final disposition of such Proceeding. Expenses shall be advanced only upon delivery to the Corporation of an undertaking, by or on behalf of an Indemnitee, to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article IX or otherwise. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay to an Indemnitee in advance of the final disposition of a Proceeding, except as to Proceedings to enforce rights to advancement, Expenses relating to a Proceeding (or part thereof) instituted against the Corporation by such Indemnitee.

Section 4. Not Exclusive Remedy. The rights to indemnification and to the advancement of Expenses conferred on any Indemnitee in this Article IX shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, provision of the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Contract Rights. The rights conferred upon Indemnitees in this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6. Amendment or Repeal. Any repeal or modification of the provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of any Indemnitee with respect to any act or omission that is the subject of the action, suit or proceeding for which indemnification or advancement of expenses is sought occurring prior to the time of such repeal or modification.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article X. If any action the subject matter of which is within the scope of this Article X is filed in a court other than the Court of Chancery of the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware in connection with any action brought in any such court to enforce this Article X (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

EXHIBIT B

CERTIFICATE OF MERGER

MERGING

ALPINE ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

VIRGIN AMERICA INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251 of

the General Corporation Law of the State of Delaware

VIRGIN AMERICA INC., a Delaware corporation (the “Company”), hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the merger are as follows:

Name	State of Incorporation
Virgin America Inc.	Delaware
Alpine Acquisition Corp.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of April 1, 2016, by and among Alaska Air Group, Inc., a Delaware corporation, Alpine Acquisition Corp. and the Company (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 (and with respect to Alpine Acquisition Corp., by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

THIRD: That Alpine Acquisition Corp. shall be merged with and into the Company and that the name of the surviving corporation is “Virgin America Inc.” (the “Surviving Corporation”).

FOURTH: Upon the effectiveness of the merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the merger shall be amended to read in its entirety as set forth in Annex A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Merger Agreement is on file at 555 Airport Boulevard, Burlingame, California 94010, an office of the Surviving Corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger and the merger contemplated hereby shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by an authorized officer, this [    ] day of [        ], 2016.

VIRGIN AMERICA INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

Annex A

[see Exhibit A to the Merger Agreement.]

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Virgin America Inc. agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

•	The Company Disclosure Schedule